EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-137446, 333-36188, and 33-118663 on Form S-8 of our reports dated March 31, 2009, relating to the consolidated financial statements and financial statement schedule of Analysts International Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for stock-based compensation in 2006 described in Note A) appearing in or incorporated by reference in the Annual Report on Form 10-K of Analysts International Corporation and subsidiaries for the year ended January 3, 2009.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 31, 2009